U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(A) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Cook & Bynum Funds Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2204 Lakeshore Drive, Suite 218
Birmingham, AL  35209

Telephone Number (including area code): (205) 994-2815

Name and address of agent for service of process:

J. Dowe Bynum
c/o Cook & Bynum Capital Management, LLC
2204 Lakeshore Drive, Suite 218
Birmingham, AL  35209

Check Appropriate Blank:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes   ☒        No   ☐

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Birmingham and State of Alabama on the 20th day of March, 2009.

[SEAL]	Signature:

Cook & Bynum Funds Trust
By: /s/RICHARD P. COOK
Richard P. Cook President and Treasurer
Attest:

By:/s/J. DOWE BYNUM
J. Dowe Bynum Secretary, Vice President and Initial Sole Trustee